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                                                                   EXHIBIT 21



                          SUBSIDIARIES OF REGISTRANT*

                  Name                                State of Incorporation
                  ----                                ----------------------
Subsidiaries Incorporated in the United States
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  C/P Products Corp.................................        Indiana

  United Sales and Warehouse of Texas, Inc..........        Texas

Foreign Subsidiaries:
---------------------

  The Coast Distribution System (Canada) Inc........        Quebec, Canada

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*    In accordance with the descriptions set forth in Paragraph (b) of Item 601 of Regulation S-K, there have been omitted those subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 1997.